Exhibit 99.1

August 15, 2008

FOR IMMEDIATE RELEASE

JUPITER TELECOMMUNICATIONS ANNOUNCES

JULY 2008 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of July 31, 2008 served by J:COM’s 19 managed franchises reached approximately 2.89 million, up 179,600, or 6.6% since July 31, 2007. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached 5.15 million, up 427,300 or 9.0% since July 31, 2007. The bundle ratio (average number of services received per subscribing household) increased to 1.79 as of July 31, 2008 from 1.75 since July 31, 2007. The cable television digital migration rate as of July 31, 2008 increased to 74% from 60% as of July 31, 2007.

* Since January 2008, J:COM subscriber figures include subscribers of Kyoto Cable Communications Co., Ltd., which was moved onto the J:COM subscriber management system in July 2008. The impact of the integration in July resulted in an increase of 300 cable television and a decrease of 100 high-speed Internet access services subscribing households as compared to the previous method.

Details are provided in the table below:

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

Total managed franchises: 19 franchises; 42 systems:

	Revenue Generating Units				Total Subscribing Households
	Cable Television	High-Speed Internet Access	Telephony	RGU Total
As of July 31, 2008	2,338,200	1,333,500	1,480,200	5,151,900	2,885,200
	Digital: 1,722,600
As of July 31, 2007	2,231,600	1,208,100	1,284,900	4,724,600	2,705,600
Net year-over-year increase	106,600	125,400	195,300	427,300	179,600
Net increase as percentage	4.8%	10.4%	15.2%	9.0%	6.6%

Results for J:COM’s consolidated subsidiaries are noted below:

Total consolidated subsidiaries: 18 franchises; 41 systems:

	Revenue Generating Units				Total Subscribing Households
	Cable Television	High-Speed Internet Access	Telephony	RGU Total
As of July 31, 2008	2,252,100	1,289,300	1,420,100	4,961,500	2,771,000
	Digital: 1,664,200
As of July 31, 2007	2,145,200	1,165,900	1,228,600	4,539,700	2,594,000
Net year-over-year increase	106,900	123,400	191,500	421,800	177,000
Net increase as percentage	5.0%	10.6%	15.6%	9.3%	6.8%

About Jupiter Telecommunications Co.,Ltd.

Established in 1995, Jupiter Telecommunications Co., Ltd. is Japan’s largest multiple system operator (MSO or J:COM Company) and multiple channel operator (MCO or Jupiter TV Company). J:COM Company provides cable television, high-speed Internet access, telephony and mobile services to customers through 19 managed franchises (as of July 31, 2008) operating at the local level serving 2.89 million subscribing households (as of July 31, 2008) in the Sapporo, Kanto, Kansai, and Kyushu regions. The number of serviceable households or “homes passed” in J:COM franchise areas is 10.50 million. Jupiter TV Company, formerly Jupiter TV Co., Ltd., invests in and operates 16 premium channels which are provided to CATV, satellite and telecom operators. Jupiter Telecommunication’s principal shareholder is LGI/Sumisho Super Media and is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English and Japanese), visit J:COM’s website at http://www.jcom.co.jp/english.html

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Certain statements in this news release may constitute “forward-looking statements,” which involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Jupiter Telecommunications Co., Ltd. and any of its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.